                                                                     EXHIBIT 12

                           THE TIMES MIRROR COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (IN THOUSANDS, EXCEPT RATIO)

                                                                         THREE MONTHS
                                    YEAR ENDED DECEMBER 31                  ENDED
                         -----------------------------------------------  MARCH 31,
                           1992      1993     1994     1995       1996       1997
                         --------  -------- -------- ---------  -------- ------------
Fixed charges
 Interest expense....... $ 74,281  $ 84,054 $ 69,322 $  29,467  $ 27,047   $ 10,012
 Interest related to
  ESOP(a)...............    4,113     2,611    1,376
 Capitalized interest...    3,963       391    1,142       485
 Portion of rents deemed
  to be interest........   21,857    21,007   20,418    22,180    19,636      4,406
 Amortization of debt
  expense...............      600       995      339       411       529        121
                         --------  -------- -------- ---------  --------   --------
    Total fixed charges. $104,814  $109,058 $ 92,597 $  52,543  $ 47,212   $ 14,539
                         ========  ======== ======== =========  ========   ========
Earnings (loss)
 Income (loss) from
  continuing operations
  before income taxes... $ (7,102) $109,785 $257,899 $(455,013) $403,989   $ 79,365
 Fixed charges, less
  capitalized interest
  and interest related
  to ESOP(a)............   96,738   106,056   90,079    52,058    47,212     14,539
 Amortization of
  capitalized interest..    5,963     4,222    4,229     4,475     4,102        997
 Distributed income from
  less than 50% owned
  unconsolidated
  affiliates............      214       281      292       352       191
 Subtract: Equity loss
  (income) from less
  than 50% owned
  unconsolidated
  affiliates............    2,025     1,067    1,158     (615)        14      1,852
                         --------  -------- -------- ---------  --------   --------
    Total earnings
     (loss)............. $ 97,838  $221,411 $353,657 $(398,743) $455,508   $ 96,753
                         ========  ======== ======== =========  ========   ========
Ratio of earnings to
 fixed charges..........   (b)       2.0x     3.8x      (c)       9.6x       6.7x

--------

(a) The Company guaranteed repayment of debt of the Company's Employee Stock Ownership Plan and, accordingly, included the related interest in fixed charges. This debt was repaid on December 15, 1994.

(b) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.

(c) Earnings are approximately $451 million lower than the amount needed to cover fixed charges in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.

                                                                      EXHIBIT 12
                                                                     PAGE 2 OF 2

                            THE TIMES MIRROR COMPANY

                   COMPUTATION OF RATIO OF EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

                       (IN THOUSANDS, EXCEPT RATIO)

                                         YEAR ENDED
                                        DECEMBER 31
                                     ------------------- THREE MONTHS ENDED
                                       1995       1996     MARCH 31, 1997
                                     ---------  -------- ------------------
Fixed charges
  Interest expense.................. $  29,467  $ 27,047      $10,012
  Capitalized interest..............       485
  Portion of rents deemed to be
   interest.........................    22,180    19,636        4,406
  Amortization of debt expense......       411       529          121
                                     ---------  --------      -------
    Total fixed charges.............    52,543    47,212      $14,539
Preferred stock dividend
 requirements.......................    74,581    85,578       19,145
                                     ---------  --------      -------
    Fixed charges and preferred
     stock dividends................ $ 127,124  $132,790      $33,684
                                     =========  ========      =======
Earnings (loss)
  Income (loss) from continuing
   operations before income taxes... $(455,013) $403,989      $79,365
  Fixed charges, less capitalized
   interest.........................    52,058    47,212       14,539
  Amortization of capitalized
   interest.........................     4,475     4,102          997
  Distributed income from less than
   50% owned unconsolidated
   affiliates.......................       352       191
  Subtract: Equity loss (income)
   from less than 50% owned
   unconsolidated affiliates........      (615)       14        1,852
                                     ---------  --------      -------
    Total earnings (loss)........... $(398,743) $455,508      $96,753
                                     =========  ========      =======
Ratio of earnings to fixed charges
 and preferred stock dividends......    (a)       3.4x          2.9x

--------

(a) Earnings are approximately $526 million lower than the amount needed to cover fixed charges and preferred stock dividends in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.